EXHIBIT 99.1
Press release dated June 11, 2009

GEOGLOBAL ANNOUNCES CAPP SYMPOSIUM LIVE WEBCAST AND INVESTOR WEBCAST

Calgary, Alberta, Canada, June 11, 2009 - GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/AMEX: GGR) announces that our presentation at the 2009 Canadian Association of Petroleum Producers (CAPP) Oil & Gas Investment Symposium will be broadcast live via webcast accessible through the CAPP website.   The presentation is scheduled to be held on Tuesday, June 16, 2009 at 1:55 p.m. Mountain Daylight Time.  Mr. Jean Paul Roy, President and Chief Executive Officer of GeoGlobal Resources Inc, will make the presentation.   All parties are invited to log onto the webcast.

CAPP Symposium Webcast Details

Date:	Tuesday, June 16, 2009
Time:	1:55 p.m. Mountain Daylight Time (3:55 p.m. Eastern Daylight Time)
Webcast:	The webcast will be accessible through www.capp.ca by clicking on the associated link http://events.onlinebroadcasting.com/capp/061509/index.php. You will logon using your e-mail address.
Webcast Archive:	The webcast can be accessed through the same link roughly 24 hours after the original broadcast. Audience members will need Windows Media Player to listen to the webcasts.

GeoGlobal also announces that it will host a webcast with Mr. Jean Paul Roy, President and CEO of GeoGlobal Resources Inc.  This webcast will provide investors an opportunity to ask questions on the operations of the Company.  This question and answer session will last for one hour.  Details for accessing the webcast are below.

Investor Webcast Details

Date:	Wednesday, June 17, 2009
Time:	From 1:00 p.m. to 2:00 p.m. Mountain Daylight Time (3:00 p.m. to 4:00 p.m. Eastern Daylight Time)
Webcast:	The webcast will be accessible through GeoGlobal’s homepage on the Company’s website at www.geoglobal.com. You will logon using your e-mail address.
Webcast Archive:
The webcast will be accessible through GeoGlobal’s website at www.geoglobal.com or through CNW at www.newswire.ca for one year. Audience members will need Windows Media Player to listen to the webcasts.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India.  Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India.  Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Rajasthan and the Deccan Syneclise basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov and www.sedar.com.  The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Ashleigh Meyer, Account Executive
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x266 Fax: +1 416 815-0080 Email: ameyer@equicomgroup.com